Exhibit 99.1

Silverleaf Resorts Extends Revolving Credit Facility

DALLAS — (BUSINESS WIRE) — June 14, 2010 -- Silverleaf Resorts, Inc. (NasdaqCM: SVLF) today announced the amendment of its revolving credit facility with Liberty Bank as agent for itself and other lenders.  The facility was increased from an aggregate maximum amount of $72.5 million to an aggregate maximum amount of $75.0 million, limited in funded amounts to $40.0 million until a new participating lender joins the credit agreement.  The revolving period was extended from July 2010 to June 2012 and the maturity date was extended from July 2013 to June 2015.  The interest rate for this facility will be LIBOR plus 5.00% with a floor of 6.25%.

Thomas Morris, Executive Vice President – Capital Markets and Strategic Planning, commented, “A key driver to our success during the past 18 months has been our long-standing relationships with our industry lenders.  Their continued support, along with our strategic decisions to access the capital markets, has been critical to us in meeting our liquidity needs.  The support and confidence of Liberty Bank in extending this credit facility further demonstrates the validity of our business model.”

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, an indoor water park, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated.  The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors.  These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2009 Annual Report on Form 10-K filed on March 8, 2010.

For more information or to visit our website, click here:
http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1

Contact:
Silverleaf Resorts, Inc., Dallas, Texas
Thomas J. Morris, 214-631-1166  x2218